Exhibit 99.1

Sunnova Reports Second Quarter 2019 Financial Results

•67,600 customers as of June 30, 2019
•Net loss of $49.8 million for the three months ended June 30, 2019
•Adjusted EBITDA of $13.6 million for the three months ended June 30, 2019

•	Customer principal (net of amounts recorded in revenue) and interest payments from solar loans ("P&I") of $5.2 million and $2.7 million, respectively, for the three months ended June 30, 2019

HOUSTON, August 19, 2019 (NEWSWIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), one of the leading U.S. residential solar and storage service providers, today announced financial results for the second quarter ended June 30, 2019.

"We are proud to report strong financial results in our first earnings release as a public company," said President and CEO John Berger. "We achieved several milestones since the end of the first quarter, helping to advance our mission to power energy independence. Highlights include the expansion of our geographical footprint, the continued growth of our dealer base, the launch of new solar plus storage product offerings and increases in battery attachment rates.

"We signed two new dealer agreements in July that now brings approximately 70% of our 2019 deal origination under multi-year exclusivity agreements. We were also able to complete several successful financial transactions, including a $167.6 million solar loan securitization at favorable rates during the second quarter, commitments of $75.0 million under a new tax equity facility we closed last week, and our initial public offering on the New York Stock Exchange in July.

"Looking forward, our business continues to build momentum driven by the competitive benefits of our growing dealer network. We are working closely with our dealers to originate and close new business and expect to build on our strong record of positive Adjusted EBITDA and P&I payments growth. Given our solid progress to date coupled with a favorable macroeconomic environment, we believe Sunnova is well-positioned and well-funded to continue to drive strong growth and achieve our second-half and longer term operational and financial targets."

Second Quarter 2019 Results

Our total number of customers was 67,600 as of June 30, 2019, an increase of 13,900 compared to June 30, 2018.
Revenue increased to $34.6 million, or by $5.6 million, in the three months ended June 30, 2019 compared to the three months ended June 30, 2018, primarily as a result of an increased number of systems in service. Revenue increased to $61.3 million, or by $12.6 million, in the six months ended June 30, 2019 compared to the six months ended June 30, 2018, primarily as a result of an increased number of systems in service.
Total operating expense, net increased to $37.3 million, or by $10.8 million, in the three months ended June 30, 2019 compared to the three months ended June 30, 2018 as a result of greater associated depreciation expense and higher period-over-period general and administrative expenses. Adjusted Operating Expense was $21.0 million, an increase of $5.3 million over the same period primarily because of an increase in the number of systems served as well as certain expenses associated with our initial public offering.
Total operating expense, net increased to $68.5 million, or by $15.1 million, in the six months ended June 30, 2019 compared to the six months ended June 30, 2018 as a result of greater associated depreciation expense and higher period-over-period general and administrative expenses. Adjusted Operating Expense was $39.7 million, an increase of $8.7 million over the same period primarily because of an increase in the number of systems served as well as certain expenses associated with our initial public offering.
We incurred a net loss of $49.8 million for the three months ended June 30, 2019 compared to a net loss of $9.2 million for the three months ended June 30, 2018. We incurred a net loss of $85.3 million for the six months ended June 30, 2019 compared to a net loss of $22.7 million for the six months ended June 30, 2018. These larger net losses were primarily driven by the factors described above for the changes in total operating expense, net in addition to higher realized and unrealized net losses on interest rate swaps for the three and six months ended June 30, 2019 compared to the three and six months ended June 30, 2018 of $23.6 million and $43.7 million, respectively, loss on extinguishment of debt and unrealized loss on fair value option instruments of $11.2 million and other interest expense of $2.2 million and $8.2 million, respectively.
Adjusted EBITDA was $13.6 million for the three months ended June 30, 2019 compared to $13.2 million for the three months ended June 30, 2018. Adjusted EBITDA was $21.7 million for the six months ended June 30, 2019 compared to $17.8 million for the six months ended June 30, 2018. This increase was due to the increase in number of systems served, partially offset by an increase in associated expenses.
Customer principal (net of amounts recorded in revenue) and interest payments from solar loans increased to $5.2 million and $2.7 million, respectively, for the three months ended June 30, 2019, or by $3.2 million and $1.3 million, respectively, compared to the three months ended June 30, 2018 due to our larger customer loan portfolio. Customer principal (net of amounts recorded in revenue) and interest payments from solar loans increased to $8.7 million and $5.0 million, respectively, for the six months ended June 30, 2019, or by $5.3 million and $2.5 million, respectively, compared to the six months ended June 30, 2018 due to our larger customer loan portfolio.
Net cash used in operating activities was $55.7 million in the six months ended June 30, 2019 compared to $20.6 million in the six months ended June 30, 2018. This increase in net cash used in operating activities was due primarily to exclusivity payments of $22.0 million to certain dealers during the six months ended June 30, 2019 and an increased use of working capital during the six months ended June 30, 2019 compared to the same period of 2018.

Adjusted Operating Cash Flow was $(20.0) million in the six months ended June 30, 2019 compared to $(12.2) million for the six months ended June 30, 2018. This decrease in Adjusted Operating Cash Flow was due primarily to higher operating and interest payments offset by higher revenue and P&I.

Liquidity & Capital Resources

As of June 30, 2019, we had total cash of $99.5 million, including restricted and unrestricted cash.

2019 Guidance

Management provided the following full year 2019 guidance:

•Customer growth rate in annual deployments of at least 30%
•Adjusted EBITDA between $47 million and $49 million

•	Customer principal payments from solar loans, net of amounts recorded in revenue, between $17 million and $18 million
•Customer interest payments from solar loans between $12 million and $13 million
•Adjusted Operating Cash Flow between $(2) million and $1 million

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures, and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We use Adjusted Operating Cash Flow as a liquidity measure and believe Adjusted Operating Cash Flow is a supplemental financial measure useful to management, analysts, investors, lenders and rating agencies as an indicator of our ability to internally fund origination activities, service or incur additional debt and service our contractual obligations. We believe investors and analysts will use Adjusted Operating Cash Flow to evaluate our liquidity and ability to service our contractual obligations. However, Adjusted Operating Cash Flow has limitations as an analytical tool because it does not account for all future expenditures and financial obligations of the business or reflect unforeseen circumstances that may impact our future cash flows, all of which could have a material effect on our financial condition and results of operations. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA, Adjusted Operating Expense and Adjusted Operating Cash Flow to projected net income (loss), total operating expense, or net cash provided by (used in) operating activities, as the case may be, is not available without unreasonable effort.

Second Quarter 2019 Financial and Operational Results Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its second quarter 2019 results at 5:00 p.m. Eastern Time, on August 19, 2019. The conference call can be accessed live over the phone by dialing 1-866-211-4135, or for international callers, 1-647-689-6729. A replay will be available two hours after the call and can be accessed by dialing 1-800-585-8367, or for international callers, 1-416-621-4642. The passcode for the live call and the replay is 6879989. The replay will be available until August 26, 2019.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website at www.sunnova.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding the benefits of our growing dealer network, that we are well-funded to drive strong growth and achieve second-half and longer term operational targets and future: customer growth rate, adjusted EBITDA, customer P&I payments from solar loans and adjusted operating cash flows. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, our competition, fluctuations in the solar and home-building markets, our ability to attract and retain dealers and customers and our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on July 26, 2019. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova is a leading residential solar and energy storage service provider, serving customers in more than 20 U.S. states and territories. Our goal is to be the leading provider of clean, affordable and reliable energy for consumers, and we operate with a simple mission: to power energy independence.

SUNNOVA ENERGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of June 30, 2019	As of December 31, 2018
Assets
Current assets:
Cash	$58,776	$52,706
Accounts receivable—trade, net	11,150	6,312
Accounts receivable—other	4,531	3,721
Other current assets	34,546	26,794
Total current assets	109,003	89,533

Property and equipment, net	1,499,891	1,328,457
Customer notes receivable, net	223,645	172,031
Other assets	120,125	75,064
Total assets (1)	$1,952,664	$1,665,085

Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity
Current liabilities:
Accounts payable	$45,134	$20,075
Accrued expenses	18,861	18,650
Current portion of long-term debt	58,403	26,965
Current portion of long-term debt—affiliates	17,505	16,500
Other current liabilities	18,701	13,214
Total current liabilities	158,604	95,404

Long-term debt, net	1,081,360	872,249
Long-term debt, net—affiliates	71,524	44,181
Other long-term liabilities	92,044	66,453
Total liabilities (1)	1,403,532	1,078,287

Redeemable noncontrolling interests	107,547	85,680

Stockholders' equity:
Series A convertible preferred stock, 44,929,110 and 44,942,594 shares issued as of June 30, 2019 and December 31, 2018, respectively, at $0.01 par value	449	449
Series C convertible preferred stock, 13,006,780 shares issued as of June 30, 2019 and December 31, 2018 at $0.01 par value	130	130
Series A common stock, 8,612,728 shares issued as of June 30, 2019 and December 31, 2018 at $0.01 par value	86	86
Series B common stock, 23,870 and 21,727 shares issued as of June 30, 2019 and December 31, 2018, respectively, at $0.01 par value	—	—
Additional paid-in capital—convertible preferred stock	701,635	701,326
Additional paid-in capital—common stock	86,437	85,439
Accumulated deficit	(347,152)	(286,312)
Total stockholders' equity	441,585	501,118
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$1,952,664	$1,665,085

(1) The consolidated assets as of June 30, 2019 and December 31, 2018 include $543,451 and $411,325, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $5,433 and $3,674 as of June 30, 2019 and December 31, 2018, respectively; accounts receivable—trade, net of $1,352 and $884 as of June 30, 2019 and December 31, 2018, respectively; accounts receivable—other of $0 and $109 as of June 30, 2019 and December 31, 2018, respectively; other current assets of $192 and $4,821 as of June 30, 2019 and December 31, 2018, respectively; property and equipment, net of $531,354 and $398,693 as of June 30, 2019 and December 31, 2018, respectively; and other assets of $5,120 and $3,144 as of June 30, 2019 and December 31, 2018, respectively. The consolidated liabilities as of June 30, 2019 and December 31, 2018 include $7,605 and $9,260, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy Corporation. These liabilities include accounts payable of $1,082 and $4,278 as of June 30, 2019 and December 31, 2018, respectively; accrued expenses of $49 and $14 as of June 30, 2019 and December 31, 2018, respectively; other current liabilities of $206 and $296 as of June 30, 2019 and December 31, 2018, respectively; and other long-term liabilities of $6,268 and $4,672 as of June 30, 2019 and December 31, 2018, respectively.

SUNNOVA ENERGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$34,612	$28,963	$61,327	$48,747

Operating expense:
Cost of revenue—depreciation	10,225	8,274	19,878	16,119
Cost of revenue—other	1,076	448	1,728	860
Operations and maintenance	2,289	2,251	4,543	4,591
General and administrative	23,794	15,578	42,475	31,933
Other operating income	(62)	(23)	(80)	(39)
Total operating expense, net	37,322	26,528	68,544	53,464

Operating income (loss)	(2,710)	2,435	(7,217)	(4,717)

Interest expense, net	37,310	10,724	68,971	15,707
Interest expense, net—affiliates	1,575	2,354	3,397	4,847
Interest income	(2,967)	(1,418)	(5,461)	(2,610)
Loss on extinguishment of long-term debt, net—affiliates	10,645	—	10,645	—
Other (income) expense	534	(1)	534	(1)
Loss before income tax	(49,807)	(9,224)	(85,303)	(22,660)

Income tax	—	—	—	—
Net loss	(49,807)	(9,224)	(85,303)	(22,660)
Net income attributable to redeemable noncontrolling interests	931	3,350	3,949	4,124
Net loss attributable to stockholders	(50,738)	(12,574)	(89,252)	(26,784)
Dividends earned on Series A convertible preferred stock	(9,760)	(9,198)	(19,271)	(17,328)
Dividends earned on Series C convertible preferred stock	(2,762)	(1,497)	(5,454)	(1,546)
Deemed dividends on convertible preferred stock exchange	—	—	—	(19,332)
Net loss attributable to common stockholders—basic and diluted	$(63,260)	$(23,269)	$(113,977)	$(64,990)

Net loss per share attributable to common stockholders—basic and diluted	$(7.32)	$(2.69)	$(13.20)	$(7.53)
Weighted average common shares outstanding—basic and diluted	8,636,598	8,634,455	8,636,065	8,634,455

SUNNOVA ENERGY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(85,303)	$(22,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	22,639	18,350
Impairment and loss on disposals, net	851	1,155
Amortization of intangible assets	7	67
Amortization of customer acquisition costs	14	—
Amortization of deferred financing costs	7,770	4,363
Amortization of debt discount	1,292	501
Non-cash effect of equity-based compensation plans	994	1,408
Non-cash payment-in-kind interest on loan—affiliates	2,201	2,700
Unrealized (gain) loss on derivatives	17,449	(13,658)
Loss on fair value option securities	534	—
Loss on extinguishment of long-term debt, net—affiliates	10,645	—
Other non-cash items	3,449	2,558
Changes in components of operating assets and liabilities:
Accounts receivable	(6,597)	(4,482)
Dealer advances	—	(237)
Other current assets	(9,357)	(6,605)
Other assets	(26,063)	(3,600)
Accounts payable	2,279	(579)
Accrued expenses	(1,995)	(62)
Other current liabilities	5,362	1,827
Long-term debt—paid-in-kind—affiliates	—	(1,144)
Other long-term liabilities	(1,865)	(463)
Net cash used in operating activities	(55,694)	(20,561)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(164,796)	(124,067)
Payments for investments and customer notes receivable	(62,360)	(50,509)
Proceeds from customer notes receivable	9,336	3,768
State utility rebates	227	450
Other, net	183	(1,485)
Net cash used in investing activities	(217,410)	(171,843)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	526,045	82,907
Payments of long-term debt	(287,363)	(14,421)
Proceeds of long-term debt from affiliates	15,000	15,000
Payments of long-term debt to affiliates	—	(20,000)
Payments on notes payable	(248)	—
Payments of deferred financing costs	(7,268)	(750)
Payments of debt discounts	(1,084)	(70)
Payments of IPO costs	(484)	—
Proceeds from issuance of convertible preferred stock, net	(2,509)	97,146
Contributions from redeemable noncontrolling interests	50,237	34,865
Distributions to redeemable noncontrolling interests	(5,143)	(789)
Payments of costs related to redeemable noncontrolling interests	(1,622)	(879)
Other, net	(7)	(1)
Net cash provided by financing activities	285,554	193,008
Net increase in cash and restricted cash	12,450	604
Cash and restricted cash at beginning of period	87,046	81,778
Cash and restricted cash at end of period	99,496	82,382
Restricted cash included in other current assets	(482)	(2,979)
Restricted cash included in other assets	(40,238)	(25,680)
Cash at end of period	$58,776	$53,723

Key Financial and Operational Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(49,807)	$(9,224)	$(85,303)	$(22,660)
Interest expense, net	37,310	10,724	68,971	15,707
Interest expense, net—affiliates	1,575	2,354	3,397	4,847
Interest income	(2,967)	(1,418)	(5,461)	(2,610)
Depreciation expense	11,627	9,386	22,639	18,350
Amortization expense	7	34	12	67
EBITDA	(2,255)	11,856	4,255	13,701
Non-cash compensation expense (1)	1,884	824	2,271	1,550
ARO accretion expense	327	402	640	613
Financing deal costs	849	(182)	968	1,341
Disaster losses and related charges, net	—	296	—	612
IPO costs	1,307	1	2,046	1
Loss on extinguishment of long-term debt, net—affiliates	10,645	—	10,645	—
Unrealized loss on fair value option instruments	534	—	534	—
Legal settlements	293	—	293	—
Adjusted EBITDA	$13,584	$13,197	$21,652	$17,818

(1)
Amount includes non-cash effect of equity-based compensation plans of $0.7 million for the three months ended June 30, 2019 and 2018 and $1.0 million and $1.4 million for the six months ended June 30, 2019 and 2018, respectively, and partial forgiveness of a loan to an executive officer used to purchase our capital stock of $1.2 million and $0.1 million for the three months ended June 30, 2019 and 2018, respectively, and $1.3 million and $0.1 million for the six months ended June 30, 2019 and 2018, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Interest income from customer notes receivable	$2,692	$1,355	$5,020	$2,488
Principal proceeds from customer notes receivable, net of related Easy Own revenue	$5,224	$2,031	$8,653	$3,380

	Six Months Ended June 30,
	2019	2018
	(in thousands)
Reconciliation of Net Cash Used in Operating Activities to Adjusted Operating Cash Flow:
Net cash used in operating activities	$(55,694)	$(20,561)
Principal proceeds from customer notes receivable	9,336	3,768
Distributions to redeemable noncontrolling interests	(5,143)	(789)
Payments to dealers for exclusivity and other bonus arrangements	22,000	—
Inventory purchases	9,517	5,360
Adjusted Operating Cash Flow	$(19,984)	$(12,222)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands, except per customer data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$37,322	$26,528	$68,544	$53,464
Depreciation expense	(11,627)	(9,386)	(22,639)	(18,350)
Amortization expense	(7)	(34)	(12)	(67)
Non-cash compensation expense	(1,884)	(824)	(2,271)	(1,550)
ARO accretion expense	(327)	(402)	(640)	(613)
Financing deal costs	(849)	182	(968)	(1,341)
Disaster losses and related charges, net	—	(296)	—	(612)
IPO costs	(1,307)	(1)	(2,046)	(1)
Legal settlements	(293)	—	(293)	—
Adjusted Operating Expense	$21,028	$15,767	$39,675	$30,930
Adjusted Operating Expense per weighted average customer	$320	$304	$621	$621

	As of June 30, 2019	As of December 31, 2018
Number of customers	67,600	60,300

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Weighted average number of customers (excluding loan agreements)	58,100	48,100	56,700	46,500
Weighted average number of customers with loan agreements	7,700	3,700	7,200	3,300
Weighted average number of customers	65,800	51,800	63,900	49,800

	As of June 30, 2019	As of December 31, 2018
	(in millions, except per customer data)
Estimated gross contracted customer value	$1,652	$1,476
Estimated gross contracted customer value per customer	$24,441	$24,478

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our solar leases and power purchase agreements ("PPAs"), which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the solar service agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our solar service agreements and depend on various factors including but not limited to solar service agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include each customer that is party to an in-service solar service agreement. For our leases, PPAs and loan agreements, in-service means the related solar energy system and, if applicable, energy storage system, must have met all the requirements to begin operation and be interconnected to the electrical grid. For our Sunnova Protect services, in-service means the customer’s system must have met the requirements to have the service activated. We do not include in our number of customers any customer under a lease, PPA or loan agreement for whom we have terminated the contract and removed the solar energy system. We also do not include in our number of customers any customer of our Sunnova Protect services that has been in default under his or her solar service agreement in excess of six months. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Customers. We calculate the weighted average number of customers based on the number of months a given customer is in-service during a given measurement period. The weighted average customer count reflects the number of customers at the beginning of a period, plus the total number of new customers added in the period adjusted by a factor that accounts for the partial period nature of those new customers. For purposes of this calculation, we assume all new customers added during a month were added in the middle of that month. We track the weighted average customer count in order to accurately reflect the contribution of the appropriate number of customers to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus net interest expense, depreciation and amortization expense, income tax expense, financing deal costs, disaster losses and related charges, net, legal settlements and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, costs of the IPO and other non-cash items such as asset retirement obligation ("ARO") accretion expense and non-cash compensation expense.

Adjusted Operating Cash Flow. We define Adjusted Operating Cash Flow as net cash used in operating activities plus principal proceeds from customer notes receivable and distributions to redeemable noncontrolling interests less payments to dealers for exclusivity and other bonus arrangements and inventory purchases.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense, net, less depreciation and amortization expense, non-cash compensation expense, ARO accretion expense, financing deal costs, disaster losses and related charges, net, IPO costs and legal settlements.

Contacts
Media and Investor Contact:
Kelsey Smith
IR@sunnova.com
877-770-5211